UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 15, 2012

SUPERIOR UNIFORM GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	001-5869	11-1385670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10055 Seminole Blvd. Seminole, Florida		33772
(Address of Principal Executive Offices)		(Zip Code)

(727) 397-9611

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 15, 2012, Superior Uniform Group, Inc. (the “Company”) entered into a First Amendment to License and Distribution Agreement (the “Amendment”) with EYELEVEL INTERACTIVETM North America, LLC (the “Licensor”). The Amendment amends the License and Distribution Agreement, effective January 4, 2011 (the “License Agreement”) between the Company and EYELEVEL INTERACTIVETM, LLC (the “Prior Licensor”). Preceding the execution of the Amendment, the Prior Licensor (which is an affiliate of the Licensor) assigned the License Agreement to the Licensor. However, the Prior Licensor remains liable to the Company for any and all monetary amounts owed to the Company pursuant to the License Agreement (as amended by the Amendment) that the Licensor does not pay.

Pursuant to the License Agreement, the Company was granted a license to market, promote, sell and distribute garments utilizing certain intellectual property of Licensor to the Company’s current and potential clients.

Among other things, the Amendment (1) updates the list of the Company’s current and potential clients, (2) eliminates the requirement for the Company to pay any additional cash license fee during the initial term of the License Agreement (other than the license fee previously paid under the original License Agreement), and (3) reduces the amount of the Company’s sales requirements and the minimum required royalty payments from the Company to the Licensor, in each case based on sales by the Licensor and a third party to certain customers, subject to a guaranteed minimum amount of such reduction and a maximum cap on the amount of such reduction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR UNIFORM GROUP, INC.

By:	/s/ Andrew D. Demott, Jr.
	Name:	Andrew D. Demott, Jr.
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Date: February 21, 2012